SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities
Exchange Act of 1934 (Amendment No. )

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|_| Soliciting Material Pursuant to ss.240.14a-12

THE GOLDFIELD CORPORATION
(Name of Registrant as Specified In Its Charter)

eRaider.com Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Messages posted on Yahoo.

Re: A pile driver?
by: AaCBrown (44/M/New York City, New York)
06/14/01
08:58 pm
EDT
Msg: 4343
of 4419

Not so fast, there are still 15 to 18 million votes to count. I haven't capitulated and don't intend to even if we lose the election on all issues.

I sincerely believe companies do best when the owners are watching. That means constant analysis, not once-per-year electioneering. If the actions taken to date pay off, and the stock price goes up, great. If not, I'll continue to offer new suggestions and, if I think the board is rejecting good ones, see what the shareholders believe.

In addition to that, there's a lot of work to being an activist owner beyond analyzing the company and offering opinions. Maximizing the stock price requires presenting Goldfield to institutions and persuading them to buy the stock, or initiate coverage or list it databases.

This isn't a pro wrestling match. A better analogy is a bunch of people trying to build something. Each one brings either money or expertise or both to the project. Everyone wins or loses based on the entire project's success, there are no side interests. Of course there's disagreement about exactly how to proceed, and a democratic means for resolving those disagreements.

It may look a little contentious from the outside, but good work is getting done. The company next door is a dictatorship in which shareholders are afraid to speak out for fear of being branded disloyal, subversive, publicity seekers or having ulterior motives. Everyone works silently, there are no disagreements.

Which project do you think will be more successful?

eRaider is soliciting proxies for Goldfield's annual meeting.
eRaider strongly advises all shareholders to read the proxy statement. If you want a free copy of the proxy statement please email Aaron.Brown@PrivateerAM.com or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Aaron Brown
Re: St. Cloud silver
by: AaCBrown (44/M/New York City, New York)
06/15/
01
07:53
pm
EDT
Msg:
4359
of
4419

When eRaider was first investigating Goldfield I had a geologist look over all their mining properties. Through a mix-up, he asked Patrick Freeman for information (we never misrepresent our investigations, everyone is supposed to say they are asking on behalf of an "institutional investor" researching the stock; but scientists often have trouble respecting informational barriers, they tend to ask the person who knows best). Freeman provided very helpful maps and data.

His conclusion was not much value to mining other than zeolites. The mine is well run and maintained in good condition, but silver would have to go up to unlikely levels for it to pay, and lots of sites would become economic first (thereby making it harder for the price to continue up). St. Cloud would, however, be one of the first silver properties in North America to open. So if we could create an Organization of Silver Exporting Countries and persuade them to refuse to sell to the US, maybe there's a chance.

Hope springs eternal, of course, and the future is always unexpected. But precious metals mining of existing properties is probably not going to help Goldfield in the next decade.

eRaider is soliciting proxies for Goldfield's annual meeting. eRaider strongly advises all shareholders to read the proxy statement. If you want a free copy of the proxy statement and/or information on the participants, please email Aaron.Brown@PrivateerAM.com or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Aaron Brown
eRaider co-founder
Re: USA Today...
by: AaCBrown (44/M/New York City, New York)
06/15/01 08:04 pm EDT
Msg: 4360 of 4419

Here is the article: http://www.usatoday.com/money/bcovfri.htm

I want to make clear that my comments were about shareholder activism in general, not Goldfield in particular.

After you read the article, you see that this one is relatively friendly. Goldfield is not spending $4 million, or dredging up 20-year old allegations from a settled lawsuit, moving the annual meeting to Pakistan to avoid shareholders or accusing me of perjury in an uncontested divorce (I have never been divorced, but that's what Lone Star Steakhouse did to Guy Adams; they also said his landlord was an undisclosed participant on the grounds that he got a break on his rent). eRaider is not trying to fire anyone, get appointed interim CEO, sue anyone, sell the Company, padlock the doors or break the Company up.

Although there have been some hurt feelings so far, I don't think anyone has lost sight of the fact that we all win or lose together. While I don't approve of everything Goldfield has done in response (like trying to eliminate cumulative voting and making the change retroactive to this year's election by adjourning the meeting), they have made many more positive steps that enhance shareholder value, than negative steps. And the fallout has been positive as well, in my opinion, press attention, ISS coverage (with a glowing report), strong buying interest at higher prices and increased shareholder attention.

At this point I think Goldfield is a better stock than when I bought it, whatever happens next Tuesday.

eRaider is soliciting proxies for Goldfield's annual meeting. eRaider strongly advises all shareholders to read the proxy statement. If you want a free copy of the proxy statement and/or information on the participants, please email Aaron.Brown@PrivateerAM.com or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Aaron Brown
eRaider co-founder
Re: The Blame Game
by: AaCBrown (44/M/New York City, New York)
06/16/01 10:31 am
EDT
Msg: 4367 of 4419

Thank you for your votes.

Your post puts me in a somewhat tricky legal position. We are not allowed to say anything about the results of our solicitation efforts before the meeting. However saying nothing lets something stand that might mislead people.

We do not have proxies from 1,000 shareholders (I wish we did). We have less than that number (but reasonably close) email addresses. But not all those people have returned proxies and, this being the Internet, some of them are probably not really shareholders (or at least, weren't shareholders on May 2, 2001 which is the date that counts).

Goldfield has approximately 19,000 shareholders but there is a lot of double-counting. Many of the people who did send us proxies hold in more than one account, up to four is not uncommon. Each account gets counted in the 19,000. I think we have reached about 1,000 of those shareholders but because they hold more shares than average, I think that represents about 25 percent of the total shares. I don't claim we will get that many votes (or anything near it), just that about 1,000 Goldfield shareholders representing about 7 million shares have heard of us. Even this number is based on self-reports and guesswork.

eRaider is soliciting proxies for Goldfield's annual meeting.
eRaider strongly advises all shareholders to read the proxy statement. If you want a free copy of the proxy statement and/or information on the participants, please email aaron.brown@privateeram.com or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Aaron Brown
eRaider co-founder
Re: OH??????
by: AaCBrown (44/M/New York City, New York)
06/16/01 09:31 pm EDT
Msg: 4377 of 4419

I quote: "Imagine that some clueless outsiders you don't even know who are marginally familiar with your business begin to employ bullying tactics to weasel their way on to your board without being qualified by virtue of experience."

The main objection I have to this sentence is you call it "your" board. It is the shareholder's board, not management's. That's the central disagreement. Remember, before eRaider announced its interest, directors and officers owned almost no shares (a low of $375 total in 1998) except for John Sottile, and his family has been a large net seller of Goldfield stock since they acquired 25 percent of it in 1974. So I think "their" board is more accurate than "your" board.

Once you accept "their" board, then you can change "weasel their way onto" to "run for".

De gustibus non est disputandum so I'll grant you the "clueless outsiders," "marginally familiar with your business," and "without being qualified by virtue of experience." In fact, I'll thank you for calling me "marginally familiar" given your overall attitude. Of course, I wanted to get a qualified outsider on the board, I'm only running myself because I couldn't recruit a qualified outsider willing to buy shares in a contested situation. And, while I know nothing about construction or mining, I know a lot about finance, equity valuation and capital raising; Deborah knows a lot about institutional buying and stock trading; Sam is a CPA with construction, tax and equity experience. None of these expertises is the first need of the Goldfield board, but they are all useful skills. And it's not as if anyone on the board now has mining or construction experience; or the experiences we bring.

I disagree with "bullying tactics," we're running an open election campaign, without mudslinging or threats, by SEC rules. I also disagree with "don't even know" as Sam has been discussing the Company with management for years and I spent two days getting to know them before deciding to run.

So my restatement of your hypothetical is: "Imagine that some clueless outsiders who are marginally familiar with your business run for their board without being qualified by virtue of experience."

My answer is, "great!" It's good that shareholders are taking an interest and the board can always use some new energy and expertise. We need people on the board who bought the stock with their own money, and who believe in the company. We need people who know how to communicate with shareholders because they are shareholders.

Of course, it would be nice if they had mining or construction experience, so let's recruit some people like that and ask them to buy stock upon appointment.

Wow! This company is really going places. It's about time after 30 years of stock price declines and losses, with only brief rises and bursts of profitability. Maybe this company is worth investing in now, I think I'll buy some stock.

And they did.


eaider is soliciting proxies for Goldfield's annual meeting. eRaider strongly advises all shareholders to read the proxy statement. If you want a free copy of the proxy statement and/or the information on the participants, please email aaron.brown@privateeram.com or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Aaron Brown
eRaider co-founder
Re: OH??????
by: AaCBrown (44/M/New York City, New York)
06/17/01
11:26 am
EDT
Msg: 4383
of 4419

I am competent in my field, which is finance. I am not competent in mining or electrical construction.

I think any honest person with general business or finance experience can be a good board member. Management is supposed to have the industry expertise. The main thing I look at in a board member is honesty and general ability, plus that they bought a significant amount (to them) of stock with their own money.

However, I agree it is a good thing for a board to collectively have the main skills necessary to run the business. There should be someone with financial skills, someone with accounting, someone who knows the law and someone who has expertise in each of the company's business areas.

The main advantage of an expert board is that it serves as an important check on management. Having just one electric utility CEO or experienced mining engineer in the room improves the oversight of strategic initiatives; having one CPA or finance professor improves the oversight of financial transactions.

Also in an emergency expertise means the board can act more aggressively. Sometimes boards have to take over their companies, that's a safer proposition with expert board members. Expertise means the board member can serve as an ambassador for the company and provide useful contacts. Finally, companies can often recruit people as directors that they could not hope to afford as managers.

eRaider is soliciting proxies for Goldfield's annual meeting. eRaider strongly advises all shareholders to read the proxy statements. If you want a free copy of our proxy statement and/or information on our participants, please email aaron.brown@privateeram.com or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Aaron Brown
eRaider co-founder
Re: OH??????
by: AaCBrown (44/M/New York City, New York)
06/17/01
03:19
pm EDT
Msg:
4389 of
4419

Thank you for reading all the old eRaider messages.
We appreciate the traffic.

I used to be an assistant professor, but I resigned that because my side business interests limited me to teaching courses. Professors are expected to attend to university duties and do research as well as teach. I stayed on as an Instructor. I changed my signature to reflect that, but did not go back an change old messages.

I consider lowercase "professor" to mean anyone who teaches a subject on a college or graduate level, regardless of academic rank. Upper case "Professor" is a specific rank. I use the lower case. The distinction is similar to the navy, every ship has a captain, but not all of them hold the naval rank of "Captain."

Therefore, I consider myself a finance professor, but I do not use that phrase any more because it might mislead someone. You will notice my Yahoo! ID is precise. If I were trying to mislead people I would do it there, not on an old message at the eRaider site (which contains my full biography so no one can be misled about anything).

Some universities are very precise about titles and it would be a faux pas to address an instructor as "professor". Most universities are not like that. Every teacher at Yeshiva is addressed as "professor" by students, staff and other faculty. It gets printed that way in informal communication as well.

Aaron Brown
Re: Kitzelcat
by: AaCBrown (44/M/New York City, New York)
06/17/01
04:10
pm EDT
Msg:
4393 of
4419

I have an SB degree from Harvard University (1978) in Applied Mathematics and an MBA from the University of Chicago Graduate School of Business (1982) in
Finance and Statistics.

I was in the PhD program at the University of Chicago, but I left before completing that degree.

All of this information is available in my biography at the eRaider website (I cannot post a link or Yahoo! will delete the entire post). It is not a secret and I have never claimed to have a PhD or any other degree I do not possess.

I am not running for the board of Goldfield on the basis of my education or my teaching credentials. I am running because I care about the share price, I have my own money in the Company and I think the board will do a better job with me than without me.

We have never raised the issue of education or jobs of current board members, nor have we used educational credentials as a campaign argument. I think all of this is distraction. I doubt the Kitzelcat really cares about it
(although I always believe in giving a complete answer, just in case). I think he or she is trying to create an issue out of nothing. If someone asks you "how come you don't have a PhD?" any answer sounds defensive.

If the current board were filled with Professors and PhD's, and the Company were in an academic business, then this might be an issue. But, as we say in the exam game, "neither of the above."

eRaider is soliciting proxies for Goldfield's annual meeting. eRaider strongly advises all shareholders to read the proxy statement. If you want a free copy of the proxy statement and/or information on the participants, please email aaron.brown@privateeram.com or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Aaron Brown
eRaider co-founder

Messages posted on eRaider
eRaider's proxy fight with Goldfield is getting coverage in the Truth or Consquences Herald, the local newspaper for Goldfield's New Mexico mining operations.
Aaron Brown
eRaider co-founder
Joanna Glasner, in Wired, captured a key disagreement between me and many corporate managers. She wrote:

"People don't want to buy a stock that is subject to the kind of abuse and criticism created by Mr. Brown," Sottile said, referring to comments in securities filings that criticize Goldfield for, among other things, understating executive pay and burying information in difficult-to-understand financial statements.

Too many people, in my opinion, think the absence of public dissent means things are good; or conversely, that complainers are disloyal.
This attitude is common in dictators and CEO's. I think the reverse.
When I see vigorous loyal opposition, I think things must be running pretty well; and conversely, that the real traitors are always quiet. It is patriotic to try to fix the problems you see in your country or company, and it is disloyal to ignore them.

When I see a company disguising executive pay in complicated deals, my first thought is management is dishonest and the board is either incompetent, asleep or dishonest. Most investors feel the same way. So they find another stock to buy. A big company might be worth more investigation, but a company Goldfield's size is lucky to show up on anyone's radar screen even for a quick look. Most investors never take a second look after seeing the kinds of things we've highlighted.

I did take a longer look at Goldfield, because that's eRaider's business. I concluded that the problems were bad communication, not dishonesty, deep business problems or incompetence. I tried to get the Company to be more transparent, and also to broaden the composition of the board. Although John Sottile did not agree, in the course of fighting me most of the information has come out anyway. For example, management compensation was restated in an amended annual report, as we said it should be, and just two days ago the Company revealed the $600,000 loan left out of all reports and giving the appearance that the financial statements did not add up. Finally, investors are getting a picture of Goldfield that makes it look like a good investment.

Sottile relies too much on personal trust, and feels insulted when he is questioned. But public individual and institutional investors have no reason to trust him, they don't know him. If you want a business to get investment from people other than personal acquaintances, you need corporate communication that inspires trust, personal trust doesn't enter into it one way or another.

The best proof of this is the officers and directors of Goldfield. They didn't want to buy the stock until we subjected it to criticism. Then they started buying like crazy. Even the insiders needed to see the tires kicked before buying. Moreover, volume is way up and the price increases have all come on large volume (which suggests it is buying interest). For the last three months, the stock goes up an average of a penny for each 25,000 shares traded (starting at a penny loss for zero volume, meaning 25,000 shares on average is a break-even day, 50,000 is a penny up and so on). Does anyone seriously question that this volume and price increase is due to attention brought by eRaider? Yes, once eRaider gets investors' attention it is the quality of the Company that determines their decision to buy. I take no credit for that. But I do take some of the credit for getting the initial attention. And this buying interest comes despite all the bad news about the expenses the Company is incurring to fight eRaider.

The real problem Goldfield has with investors is no one has heard of it. In the last week it has more press attention than the previous ten years put together. Some potential investors might form a negative opinion of a company under attack, but they wouldn't have bought without the publicity because they never would have heard of it. If 1 in 10,000 people who read about Goldfield this week each buy $5,000 worth of stock, the Company will benefit greatly. At least some people who read these stories will figure Goldfield must be valuable to be worth fighting over, and will trust that an aggressive shareholder like eRaider will make sure their interests are protected. Publicity never hurts business either, despite the conservative worry that customers will be frightened off by aggressive shareholders.

A related charge made by Sottile in the article is that I am more interested in getting publicity for eRaider than helping Goldfield stock. I have never denied that I hope to make money from eRaider. But the only way eRaider makes money is if target company stocks go up. We have no other source of revenue. So eRaider wins or loses the same way as any other Goldfield shareholder. And for the record, I spent far more time on my Florida visit talking to Sottile and visiting the real estate sites and Southeast Power than I did talking to the Florida Today reporter. Since Goldfield refuses to give us the shareholder list, talking to reporters and posting on the Internet is the only way we have of getting votes.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025
Aaron Brown
eRaider co-founder

I read the legal decision giving SunTrust the right to Wachovia's shareholder list with interest. It's not applicable to Goldfield for various reasons, chiefly that it was decided under North Carolina rather than Delaware law (however the laws are quite similar and the decision cited both federal and Delaware precedents). But it makes clear that shareholders have the right to a shareholder list under State, federal and common law:

{11} Both the statutory scheme. . .and the case law. . .evidence a strong public policy of insuring fairness and equality between a corporation and its shareholders in a proxy solicitation. . . . [S]hareholders [are]
entitled to the information concerning the identity of shareholders which is possessed by the corporation in order that they may have the same opportunity as the corporation to communicate with the other shareholders. . . . [S]tockholders have a right to know the names of their associates for the purposes of conducting an effective campaign in preparation for a stockholder meeting.

Second, it illustrates the sorts of technicalities that companies routinely invoke to evade clear obligation. The corporate secretary works for shareholders and should operate impartially. Instead secretaries often give management everything it wants, while obstructing shareholder actions. Even if you have the best law firms in the country making the request, as SunTrust did, the Company can always concoct grounds to make you go to court to enforce your rights. This is treating the shareholders as adversaries rather than owners (and reputable lawyers don't play tricks like this even on adversaries):

{17} The procedural defects in [SunTrust's] request asserted by
Wachovia are without merit. The fact that  [SunTrust] did not specify the date upon which [it] wished to inspect or copy the materials is not a fatal defect. The demand letter requested inspection and copying after
May 23, 2001. The statute provides that [SunTrust] must give at least five days' notice, and [it] did not demand inspection and copying in less than five days. . . . [It] could therefore specify a date at a later time.
Since Wachovia declined to produce the records on May 23, 2001, absent [SunTrust's] agreement to Wachovia's proposed restrictions, [SunTrust] was not in a position to specify a date. [Its] request to copy the documents without specifying that [it] wanted to inspect the documents first was not a defect warranting Wachovia's failure to comply with the statute. [SunTrust] sufficiently requests the right to inspect and copy pursuant to the statute.

This is a sad state of affairs and it shows how far public corporations have gone from the simple truth that shareholders are owners.

Goldfield finally offered us, not the shareholder list as required by Delaware law, but the opportunity to hire Innisfree (management's proxy solicitation firm) for $66,000 to mail our materials to shareholders, "with reasonable promptness" after June 12. In other words they offered to mail on June 13 or some unspecified time later. Even if shareholders signed and mailed proxies back immediately upon receipt, it is unlikely that any would reach us before 9:00 AM on June 19, in time for the meeting. SEC rules allow the Company to offer to mail materials rather than provide the shareholder list, but it does not overrule the Delaware obligation to provide the list. And this offer seems clearly constructed to be useless for getting votes, while giving a thin argument that Goldfield complied with federal law.

The rules are clear and settled. There is not the slightest legal doubt that a shareholder of record (Sam Rebotsky) running an SEC-filed proxy solicitation, is entitled to the shareholder list early enough to mail solicitations and receive replies to be voted at the meeting. But there is no real punishment for non-compliance (in the Wachovia case, the court warned that if Wachovia did this again, it might have to pay SunTrust's legal fees). And there should not need to be a law, a corporation should be willing to have a fair election as a matter of respect to shareholders, not because the government makes it.

Meanwhile the Company is using not only the shareholder addresses, but telephone numbers. They have never offered to share those with us, although fairness would dictate equal access (I guess I have to admit here that we have not offered to supply the company with email addresses of shareholders but those were given to us in confidence; I would be willing to email a communication from the Company to our list; or to send an email to the list asking for permission to release email address to the Company).

ADP is counting the votes from shareholders who hold shares with their brokers (as most shares are). ADP has told us they are counting unvoted shares, shareholders who do not return proxy cards, for management.
This includes, in ADP's opinion, everyone who sent a proxy to eRaider. They did hint that they could see things our way if we hired them to do our proxy mailings. We have been up and down the organization with ADP, and prevailed upon the SEC to call them as well, without success. AMEX should call ADP on Monday. ADP claims that Innisfree, which was hired by the management, has instructed it to count this way, and Innisfree represented to ADP that the solicitation is not contested (only in uncontested votes are unvoted shares supposed to count for management). Not only is this illegal, management made a clear promise, filed with the SEC and mailed to all shareholders, that it would not do this.

Management will not be able to get away with these tricks. The law is clear that we are entitled to the same right to campaign for shareholder votes as management, that only actual votes from beneficial owners (i.e.
not brokers) count and that shareholders can send a proxy to eRaider and have it counted. This nonsense runs up the legal costs for everyone and sends a message that management is indifferent to shareholder will, interested only in certifying any results that allow directors to keep their jobs this year and insulate themselves from challenge in future years.

Regardless of who wins, a fair election is a good thing. The losers accept the result and everyone works to help the winners help the Company. An unfair election leaves losers angrier than they were before, and winners feeling guilty and insecure. It drives away serious investors and subjects all corporate actions to uncertainty. It runs up legal bills (paid by all shareholders and paid double by dissidents).

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:
Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025
Aaron Brown
eRaider co-founder

I think there are two other things to keep in mind when assessing the public relations impact of this fight.

First of all, people expect shareholders to complain about opaque financial statements, inadequate stock ownership by officers and directors, dictatorial and entrenched management, lack of focus and inefficient use of capital. It's not as if people will read these allegations and think Goldfield must be the worst company in the world. More likely they will read them and think Goldfield is an average company with more active shareholders than average. This is a positive message
(the company is worth fighting over, shareholders would rather fix things than sell) not a negative one.

Second, it doesn't matter what most people think. Of all the people who own stock in the world only about 1 in about 50,000 (my estimate) owns Goldfield. Maybe 1 in 25,000 has heard of the Company.

Let's say a million people read these articles and 500,000 of them own stock. By random chance, ten of those people might have bought
Goldfield stock without this article. Let's say the article scares all those people off.

But then assume that just 1 percent of the people who read the article and own stock decide to look at Goldfield and 1 percent of those decide to buy it. That's 50 people, five times as many as were scared off.

Personally, I don't think the 10 will be scared off, and I think there could be more like 1,000 buyers from the attention. Not all at once, necessarily, but people file away companies they've heard of and another mention can make them buy.

Just look at the effect on management and directors. We didn't scare them off, we got them to start buying. And I think there has been a lot more buying interest than just management, take a look at the price and volume recently.

The same things that happen to the stock happen on the business end. When someone from Goldfield calls up a new potential client, there is a lot more possibility that person will have heard of the Company. And there's a lot more chance a potential client will call them.

Of course, a client might say "that's the unstable company always fighting with its shareholders, we can't risk doing business with it." But in my experience businesspeople are more impressed with a company that tolerates open dissent and is important enough to debate in the newspapers. Frankly, Goldfield is a tiny company that will not impress anyone with its stability via balance sheet or earnings. Companies its size disappear every day. Instead it is its long reputation of doing high-quality, reliable work and fulfilling its commitments. Calling attention to that can only do the company good.

I don't much believe in good or bad publicity. Publicity gets attention. If you are good, attention shows that off and helps you. If you are bad, attention is bad. Finding good companies and calling attention to them is part of what eRaider does.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:
Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025
Aaron Brown
eRaider co-founder
I take a Hegelian view. Every thesis generates an antithesis, those combine to form synthesis.

Management ran Goldfield in a manner that generated concerns from many shareholders. When eRaider first announced interest those concerns coalesced around eRaider's Shareholder Value Slate.

No sooner had that happened when we started generating our own antithesis. This happens constantly on the Internet, it's what keeps discussions going. As soon as a conventional wisdom is formed that almost everyone agrees with, people pop up to fight it.

It makes perfect sense to me. If management is all-powerful, any reasonable group challenging it deserves support. But once the dissident group becomes powerful enough to win, you start worrying about it. It's one thing to support a critic keeping management honest, it's another thing to turn your company over to someone you never met. I take this resistance as a sign that we have power.

Pro or con, all shareholder interest is good. If the owners are paying attention, and care about their company, everyone will do a better job. If shareholders don't care enough to argue, why should employees care enough to earn that extra dollar?

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025
Aaron Brown
eRaider co-founder